Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

Financial Plaza
1201 S. Alma Road
Mesa, Arizona

This Agreement of Purchase and Sale (“Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A.            Defined terms are indicated by initial capital letters.  Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.            Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1. - Basic Information

1.1          Certain Basic Terms.  The following defined terms shall have the meanings set forth below:

1.1.1       Seller:     Biltmore Financial Plaza I, LLC, an Arizona limited liability company

1.1.2       Purchaser:  AmeriVest Properties Inc., a Maryland corporation

1.1.3       Purchase Price:  $39,000,000.00

1.1.4       Earnest Money:  $390,000.00 (the “Earnest Money”), including interest thereon, to be deposited in accordance with Section 3.1 below.

1.1.5       Title Company:            First American Title Company

4801 E. Washington, Suite 110

Phoenix, Arizona  85034

Attn: Ms. Carol Peterson

Telephone:      (602) 685-7560

Facsimile:        (602) 685-7580

email:  cpeterson@firstam.com

F-1

1.1.6       Escrow Agent:            First American Title Company

4801 E. Washington, Suite 110

Phoenix, Arizona  85034

Attn: Ms. Carol Peterson

Telephone:      (602) 685-7560

Facsimile:        (602) 685-7580

email:  cpeterson@firstam.com

1.1.7       Seller’s Broker:  Wilson Property Services, Inc. (Eric Rinestone)

1.1.8       Purchaser’s Broker:  Colliers Classic

1.1.9       Effective Date:  The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement.

1.1.10     Property Information Delivery Date:  The date which is seven (7) days after the Effective Date.

1.1.11     Title Commitment Delivery Date:  The date which is ten (10) days after the Effective Date.

1.1.12     Survey Delivery Date:  The date which is seven (7) days after the Title Commitment Delivery Date.

1.1.13     Title and Survey Review Period:  The period ending twenty (20) days after Purchaser’s receipt of the initial Title Commitment (together with legible copies of all exception documents referenced therein) and the initial Survey.

1.1.14     Inspection Period:  The period beginning on the Effective Date and ending on July 23, 2003; provided, however, that if either the Title Commitment or the Survey is not delivered by the Title Commitment Delivery Date or the Survey Delivery Date, as applicable, then the Inspection Period shall be extended one (1) day for each full or partial day of delay.

1.1.15     Closing Date:  The date which is thirty (30) days after the expiration of the Inspection Period.

1.2          Closing Costs.  Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Title Commitment required to be delivered pursuant to Section 5.1	Seller
Premium for standard form Title Policy required to be delivered pursuant to Section 5.4	Seller

Premium for any upgrade of Title Policy for extended or additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges relating to the issuance of the Title Policy

Purchaser
Costs of initial ALTA Survey	Seller
Any revisions, modifications or recertifications to Survey	Purchaser
Costs for UCC Searches	Purchaser
Recording fees and fees for Statutory Affidavit of Value	Seller
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Seller
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser ½ Seller ½
Real Estate Sales Commission to Seller’s Broker	Seller
Real Estate Sales Commission to Purchaser’s Broker	Purchaser
All other closing costs, expenses, charges and fees (Seller pays its own legal fees and expenses)	Purchaser

1.3          Notice Addresses.

Purchaser:	AmeriVest Properties Inc. 1780 South Bellaire Street Suite 515 Denver, Colorado 80222 Attention: John B. Greenman Telephone: (303) 297-1800 Facsimile: (303) 291-7353	Copy to:	Jenkens & Gilchrist, P.C. 1445 Ross Avenue, Suite 3200 Dallas, Texas 75202 Attention: Stephen R. Voelker, Esq. Telephone: (214) 855-4722 Facsimile: (214) 855-4300

Seller:	Biltmore Financial Plaza I, LLC 6991 E. Camelback Road Suite C-250 Scottsdale, Arizona 85251 Attention: Mike Wilson Telephone: (480) 874-2600 Facsimile: (480) 874-2601	Copy to:	Sacks Tierney 4250 N. Drinkwater Blvd. Scottsdale, Arizona 85251 Attention: Rob Kimball, Esq. Telephone: (480) 425-2600 Facsimile: (480) 425-4903

1.4          Index of Certain Additional Defined Terms.

Assignment	Subsection 7.3.2
Casualty Notice	Section 6.2
CERCLA	Section 11.3
Closing	Section 7.1
Deed	Subsection 7.3.1

Due Diligence Termination Notice	Section 4.4
Hazardous Materials	Section 11.4
Improvements	Subsection 2.1.1
Independent Consideration	Section 3.2
Intangible Personal Property	Subsection 2.1.4
Land	Subsection 2.1.1
Leases	Subsection 2.1.2
Leasing Costs	Section 8.2
License Agreements	Section 2.1.5
Material Damage	Subsection 6.2.1
Permitted Exceptions	Section 5.3
Permitted Outside Parties	Section 4.7
Property	Section 2.1
Property Documents	Section 4.4
Property Information	Section 4.1
Real Property	Subsection 2.1.1
Reports	Section 4.5
Service Contracts	Subsection 2.1.4
Survey	Section 5.2
Survival Period	Section 9.3
Tangible Personal Property	Subsection 2.1.3
Taxes	Section 8.1
Tenant Receivables	Subsection 8.1.3
Title Commitment	Section 5.1
Title Policy	Section 5.4
Unbilled Tenant Receivables	Subsection 8.1.3(i)
Uncollected Delinquent Tenant Receivables	Subsection 8.1.3(ii)

ARTICLE 2. - Property

2.1          Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1       Real Property.  The land described in Exhibit “A” attached hereto (the “Land”), together with (i) all improvements located thereon (“Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, (iii) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land, (iv) all development rights, air rights, sewer rights and permits, water, water rights, riparian rights and water stock relating to the Land and (v) all licenses, permits, covenants and other rights-of-way, appurtenances or entitlements used in connection with the beneficial use and enjoyment of the Land (collectively, the “Real Property”).

2.1.2       Leases.  All leases of the Real Property (other than License Agreements), including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “Leases”).

2.1.3       Tangible Personal Property.  All equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.4       Intangible Personal Property.  All intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any; contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases or License Agreements (collectively, the “Service Contracts”) (but only to the extent Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties; governmental permits, approvals and licenses, if any; and telephone exchange numbers (to the extent assignable) (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”).

2.1.5       License Agreements. All agreements (other than Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “License Agreements”).

ARTICLE 3. - Earnest Money

3.1          Deposit and Investment of Earnest Money.  Within two (2) business days after the Effective Date, Purchaser shall deposit the Earnest Money with Escrow Agent.  Escrow Agent shall invest the Earnest Money in federally insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made.  Such account shall have no penalty for early withdrawal, and Purchaser accepts all investment risks with regard to such account.  All interest earned on the Earnest Money shall be deemed to be part of the Earnest Money for all purposes hereunder.

3.2          Independent Consideration.  Notwithstanding the terms of this Agreement, Seller shall retain One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance hereunder (“Independent Consideration”) from the proceeds of the Earnest Money delivered to the Title Company by the Purchaser.

3.3          Form; Failure to Deposit.  The Earnest Money and Independent Consideration shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds.  If Purchaser fails to timely deposit any portion of the Earnest Money or the Independent Consideration within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.4          Disposition of Earnest Money.  The Earnest Money shall be applied as a credit to the Purchase Price at Closing.  However, if Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.4, Escrow Agent shall pay the entire Earnest Money to Purchaser one (1) business day following receipt of the Due Diligence Termination Notice from Purchaser and Purchaser’s compliance with Section 4.5.  No notice or additional authorization to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.4.  In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the third (3rd) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money.  In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited.  All reasonable attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money or, if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

3.5          Earnest Money Non-Refundable.  If Purchaser fails to terminate this Agreement pursuant to Section 4.4, then the Earnest Money shall be deemed fully earned by Seller and non-refundable to Purchaser for any reason, other than a permitted termination hereunder.

ARTICLE 4. - Due Diligence

4.1          Due Diligence Materials To Be Delivered. Seller shall deliver to Purchaser the following (collectively, the “Property Information”) on or before the Property Information Delivery Date:

4.1.1       Basic Property Information.  All items listed on Exhibit “C” attached hereto.

4.1.2       Leasing Costs.  A summary of all Leasing Costs set forth in Section 8.2 below.

4.2          Physical Due Diligence.  Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (i) Purchaser must give Seller twenty-four (24) hours’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s reasonable discretion), (ii) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place reasonable amounts of commercial general liability insurance in the amount of no less than $1,000,000 per occurrence and an aggregate limit of at least $2,000,000 and workers compensation insurance (within applicable statutory limits) for its activities on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller on additional insured thereunder, and (iii) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.9 below.  Seller shall have the right, but not the obligation, to have a representative present at any such inspection or test.  Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests.  Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least twenty-four (24) hours in advance by telephone or fax to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.  Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least twenty-four (24) hours in advance by telephone or fax to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

4.3          Estoppel Certificates.  Seller shall deliver to Purchaser, (i) no later than ten (10) days prior to the Closing Date, tenant estoppel certificates for no less than seventy-five percent (75%) of the occupied net rentable square feet in the Improvements, and (ii) no later than five (5) days prior to the Closing Date, tenant estoppel certificates for no less than ninety percent (90%) of the occupied net rentable square feet in the Improvements, and for one hundred percent (100%) of the tenants leasing more than 8,000 net rentable square feet in the Improvements, each in either the form of Exhibit “E” attached hereto, such other form as provided in the Leases or such form as is required by Purchaser’s lender (“Tenant Estoppel Certificates”); provided, however, that any estoppel form that varies from the form of Exhibit “E” must be a commercially reasonable form and must be provided to Seller at least ten (10) days prior to the expiration of the Inspection Period.  In the event (i) Seller is unable to obtain such Tenant Estoppel Certificates, (ii) Seller delivers Tenant Estoppel Certificates for less than ninety percent (90%) of the occupied net rentable square feet in the Improvements, or for less than one hundred percent (100%) of the tenants leasing more than 8,000 net rentable square feet in the Improvements, and Purchaser is not satisfied, in Purchaser’s sole and absolute discretion, with the number of Tenant Estoppel Certificates delivered, or (iii) the form or content of any such Tenant Estoppel Certificate, in Purchaser’s sole and absolute discretion, materially differs from that set forth at Exhibit “E” or provided for in any Lease or required by Purchaser’s lender, Purchaser may elect either to terminate this Agreement or proceed to Closing as provided for in Section 7.2 of the Agreement.  Notwithstanding the foregoing, Purchaser shall not be entitled to exercise its right of termination pursuant to clause (ii), above, if Seller delivers Tenant Estoppel Certificates for eighty-five percent (85%) of the occupied net rentable square feet in the Improvements and for one hundred percent (100%) of the tenants leasing more than 8,000 net rentable square feet in the Improvements, and also delivers a Seller’s Estoppel Certificate, in form and substance satisfactory to Purchaser, in its sole and absolute discretion, covering at least five percent (5%) of the occupied net rentable square feet in the Improvements.  In addition, Purchaser shall not be entitled to exercise its right of termination pursuant to clause (iii), above, based solely on the fact that Claims Administration Corporation, or its successor, delivers a Tenant Estoppel Certificate claiming that it has validly exercised options to reduce its leased premises by approximately 14,039 net rentable square feet.  Seller shall not be obligated to expend any funds in connection with obtaining any such Tenant Estoppel Certificates, and the failure of Seller to obtain any such Tenant Estoppel Certificates shall not be a breach or default hereunder so long as Seller makes good faith efforts to obtain them.

4.4          Due Diligence/Termination Right.  Purchaser shall have through the last day of the Inspection Period in which to (i) examine, inspect, and investigate the Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (ii) obtain all necessary internal approvals, and (iii) satisfy all other contingencies of Purchaser.  Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period.  If Purchaser does not give a Due Diligence Termination Notice within the time period prescribed herein, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all

Property Documents and conducted all inspections and tests of the Property that it considers important.

4.5          Return of Documents and Reports.  If this Agreement terminates for any reason other than Seller’s default hereunder, Purchaser shall promptly return and/or deliver to Seller all Property Documents and copies thereof.  Additionally, if this Agreement terminates for any reason other than Seller’s default, then Purchaser must deliver to Seller, at Seller’s expense (for copying and postage charges), copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property.  The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same.  Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

4.6          Service Contracts.  On or prior to the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing; provided, however, that Purchaser shall be required to assume the existing elevator maintenance contract that expires on or about July 1, 2004.  Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed.  Purchaser must assume the obligations arising and accruing from and after the Closing Date under those Service Contracts that Purchaser has agreed to assume.

4.7          Proprietary Information; Confidentiality.  Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property.  Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence.  Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby, including, without limitation, Purchaser’s attorneys, accountants, agents, consultants, lenders, partners, shareholders or as otherwise may be required by law, rule, regulation or court order (collectively, “Permitted Outside Parties”).  Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7.  In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

4.8          Limited Representation and Warranty by Seller.  Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof.  Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller.  Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser.  Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto.  Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.

4.9          Purchaser’s Responsibilities.  In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall:  (i) not unreasonably disturb the tenants or materially interfere with their use of the Property pursuant to their respective Leases; (ii) not materially interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (iv) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done by or at Purchaser’s direction with regard to the Property; (vii) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.7 above, or except as may be otherwise required by law.

4.10        Purchaser’s Agreement to Indemnify.  Purchaser indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.2, 4.7 and 4.9; provided, however, the indemnity shall not extend to protect Seller from any (i) pre-existing liabilities for matters merely discovered by Purchaser (e.g., latent environmental contamination) so long as Purchaser’s actions do not materially aggravate any pre-existing liability of Seller, (ii) any liabilities arising as a result of the willful misconduct or negligence of Seller, its agents, representatives or employees, or (iii) any disclosures required to be made by applicable law, rule, regulation or court order.  Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5. - Title and Survey

5.1          Title Commitment.  Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (i) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price and on an ALTA Standard Form 1992 commitment, with Purchaser as the proposed insured, and (ii) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

5.2          Updated Survey.  Seller shall provide an updated existing as-built survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy.  Purchaser may elect to obtain a new survey or revise, modify, or re-certify the Survey to otherwise satisfy Purchaser’s objectives.

5.3          Title and Survey Review.  During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey, and Purchaser shall make any objections thereto in writing to Seller no later than ten (10) days prior to the expiration of the Inspection Period.  Seller shall respond to Purchaser’s objections in writing no later than three (3) days prior to the expiration of the Inspection Period.  Seller’s failure to provide a written response within said period shall be deemed Seller’s refusal to cure any Purchaser objection other than as set forth in this Section 5.3.  Seller shall have no obligation to cure title objections except liens of an ascertainable monetary amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such liens.  Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent.  The term “Permitted Exceptions” shall mean: the specific exceptions (excluding standard exceptions that are part of the promulgated title insurance form for the Title Policy) in the Title Commitment that have not been objected to or waived by Purchaser as of the end of the Inspection Period and that Seller is not required to remove as provided above or has not otherwise agreed to remove; matters created by, through or under Purchaser; items shown on the Survey which have not been objected to or waived by Purchaser as of the end of the Inspection Period; real estate taxes for the year in which the Closing occurs which are not yet due and payable; rights of tenants under the Leases; rights of tenants or licensees under License Agreements; and any licensees under any Service Contracts (approved by Purchaser) not terminated as of Closing.

5.4          Delivery of Title Policy at Closing.  In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6. - Operations and Risk of Loss

6.1          Ongoing Operations.  From the Effective Date through Closing:

6.1.1       Leases, Service Contracts and License Agreements.  Seller will timely perform its material obligations under the Leases, Service Contracts and License Agreements.

6.1.2       New Contracts.  Except as provided in Subsection 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the

Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

6.1.3       Maintenance of Improvements; Removal of Personal Property.  Subject to Sections 6.2 and 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership.  Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of substantially similar quality and quantity as the removed item of Tangible Personal Property.

6.1.4       Leasing; License Agreements.  Seller will not amend or terminate any existing Lease or License Agreement or enter into any new Lease or new License Agreement without providing Purchaser (i) all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller’s possession, and (ii) unless the new Lease or amendment to existing Lease is for a month-to-month tenancy of office space, Seller’s request for Purchaser’s approval.  Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or License Agreement or new Lease or new License Agreement within three (3) business days after Purchaser’s receipt of the items in (i) and (ii) of this Subsection 6.1.4.  Purchaser will be deemed to have approved such amendment, termination or new Lease or new License Agreement if (i) Purchaser does not respond to Seller’s request within such time period or (ii) the new Lease or amendment to existing Lease for office space within the Improvements is for a minimum term of three (3) years with an effective rate over the term of such new Lease or amendment to existing Lease of at least $20 per rentable square foot full service (which effective rental rate must increase at least $.50 for each one-year increase in the proposed term beyond 3 years) and with combined tenant finish allowance and leasing commissions of a maximum of $17.00 per rentable square foot.  Purchaser’s approval rights and obligations will vary depending on the type of space being leased and whether the request for approval from Seller is delivered to Purchaser before or after the expiration of the Inspection Period, as follows:

(i)            With respect to a request for approval for office space delivered by Seller to Purchaser at least five (5) business days before the expiration of the Inspection Period, Purchaser’s consent shall not be unreasonably withheld.

(ii)           With respect to a request for approval for office space delivered by Seller to Purchaser at any time following five (5) business days prior to the expiration of the Inspection Period, Purchaser may withhold its consent at its sole discretion, and Seller may not amend or terminate a Lease or License Agreement or enter into a new Lease or new License Agreement without Purchaser’s written consent, other than for a month-to-month tenancy.

(iii)          With respect to a request for approval for all or any portion of the restaurant space currently occupied by Monti’s Restaurant delivered by Seller to

Purchaser at any time after the Effective Date, Purchaser’s consent shall not be unreasonably withheld.

6.2          Damage.  If prior to Closing the Property is damaged by fire or other casualty,  Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1       Material.  In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers).  Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement.  If neither Seller nor Purchaser so terminates this Agreement within said thirty (30) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) payable to Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies.  For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds $200,000.00 to repair or which will take longer than ninety (90) days to repair.

6.2.2       Not Material.  If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser, or (ii) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

6.3          Condemnation.  If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within thirty (30) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full thirty-day period to make such election), either:  (i) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter.  If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (i) above.

ARTICLE 7. - Closing

7.1          Closing.  The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser).  Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller.  Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

7.2          Conditions to Parties’ Obligation to Close.  In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1       Representations and Warranties.  The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

7.2.2       Deliveries.  As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3       Actions, Suits, etc.  There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.  In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.3          Seller’s Deliveries in Escrow.  As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1       Deed.  A special warranty or other limited warranty deed in a form attached hereto as Exhibit “A-1” (as Seller’s local counsel or Title Company shall advise, warranting title only against any party claiming by, through or under Seller) in form acceptable for recordation under the law of the state where the Property is located and restating (in summary form) the provisions of Article 11 hereof and including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser the Real Property (the “Deed”);

7.3.2       Bill of Sale, Assignment and Assumption.  A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit “B” attached hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

7.3.3       Conveyancing or Transfer Tax Forms or Returns.  Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4       FIRPTA.  A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

7.3.5       Authority.  Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to Purchaser and the underwriter for the Title Policy;

7.3.6       Certified Rent Roll.  A current Rent Roll for the Property, certified by Seller to be true and correct in all material respects as of the Closing Date.

7.3.7       Additional Documents.  Any additional documents that Purchaser, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement); and

7.3.8       Tenant Estoppel Certificates.  The Tenant Estoppel Certificates (and, if applicable, the Seller’s Estoppel Certificate) in the form and content provided in Section 4.3.

7.4          Purchaser’s Deliveries in Escrow.  As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1       Bill of Sale, Assignment and Assumption.  The Assignment, executed and acknowledged by Purchaser;

7.4.2       Conveyancing or Transfer Tax Forms or Returns.  Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property; and

7.4.3       Additional Documents.  Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

7.5          Closing Statements.  As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

7.6          Purchase Price.  At or before 1:00 p.m. local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller on the Closing Date (and, if requested by Seller, by wire transfer).

7.7          Possession.  Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

7.8          Delivery of Books and Records.  After the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property, to the extent in Seller’s or its property manager’s possession or control, original copies of the following: all files for the Leases, including amendments, guaranties, letter agreements and assignments which are then in effect, and correspondence to and from the tenants (collectively, the “Lease Files”); License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property.

7.9          Notice to Tenants.  Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit “D” attached hereto, or such other form as may be required by applicable state law.  This obligation on the part of Purchaser shall survive the Closing.

ARTICLE 8. - Prorations, Deposits, Commissions

8.1          Prorations.  At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (but including) the date of Closing:  Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts assumed by Purchaser; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing.  Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1       Taxes.  If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing.  Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be paid by Seller when due and payable, and Seller shall indemnify Purchaser from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

8.1.2       Utilities.  Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies.  Seller shall ensure that all utility meters are read as of the Closing Date.  Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.1.3       Tenant Receivables.  Rents due from tenants under Leases and from tenants or licensees under License Agreements and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and only if, as and when collected, as follows:

(i)            Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (i) first, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; (ii) second, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Subsection 8.1.3(ii) below (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; (iii) third, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); and (iv) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller.  Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one (1) year after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to cause any such tenant or licensee to be evicted or to exercise any other “landlord” remedy (as set forth in such tenant’s Lease or licensee’s License agreement) against such tenant other than to sue tenants no longer in possession of the premises at the Property for collection.  Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any.  Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any.  With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due.  The provisions of this Subsection 8.1.3(i) shall survive the Closing.

(ii)           If the final reconciliation of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten (10) business days of such final reconciliation under the Leases.  If the final reconciliation of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten (10) business days of receipt of such funds from the tenants under the Leases, remit said amount to Seller.  Purchaser agrees to receive and hold any monies received on account of such past due expenses and/or taxes for Seller and to pay same promptly to Seller as aforesaid.  The provisions of this Subsection 8.1.3(ii) shall survive the Closing.

8.2          Leasing Costs.  Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension (collectively, “Leasing Costs”) that are due prior to Closing with respect to Leases and License Agreements in force as of or prior to the Effective Date; provided, however, that Seller shall have no obligation to pay, and Purchaser shall assume the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing.  As of Closing, Purchaser shall assume Seller’s obligations for Leasing Costs incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date.

8.3          Closing Costs.  Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

8.4          Final Adjustment After Closing.  If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing.  Payments in connection with the final adjustment shall be due within thirty (30) days of delivery of written notice.  All such rights and obligations shall survive the Closing.

8.5          Tenant Deposits.  All tenant and licensee security deposits collected and not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing.  As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser.

8.6          Commissions.  Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, other than the Seller’s Broker and the Purchaser’s Broker, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable.  This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.  Seller shall pay the Seller’s Broker, and Purchaser shall pay the Purchaser’s Broker, a real estate brokerage commission for the termination contemplated hereby pursuant to separate written agreements, and each such commission shall be deemed fully earned and payable only if, as and when Closing occurs hereunder.

ARTICLE 9. - Representations and Warranties

9.1          Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser that as of the date of Closing:

9.1.1       Organization and Authority.  Seller has been duly organized, is validly existing as an Arizona limited liability company, and is in good standing in the State of Arizona and is qualified to do business in the State of Arizona.  Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2       Conflicts and Pending Actions.  There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.  To Seller’s knowledge, there is no action or proceeding or litigation pending or threatened against Seller or relating to the Property.

9.1.3       Tenant/Leases.  As of the Effective Date, Exhibit “F” is a true, correct and complete rent roll listing all tenants of the Property and the Lease Files include true and correct copies of the leases and all amendments.

9.1.4       Service Contracts and License Agreements.  To Seller’s knowledge, the list and copies of Service Contracts and License Agreements to be delivered to Purchaser pursuant to this Agreement will be correct and complete as of the date of delivery.

9.1.5       Notices from Governmental Authorities.  To Seller’s knowledge, Seller has not received from any governmental authority written notice of any material violation of any laws (including, but not limited to, environmental laws)  applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be disclosed by the Property Documents or otherwise disclosed in writing to Purchaser.

9.1.6       Seller’s Actions.  To the best of Seller’s knowledge, Seller has not deposited or released any Hazardous Materials (as defined below) on the Property in violation of any applicable laws, rule or regulations in existence as of the Effective Date.

9.1.7       Seller’s Knowledge.  Seller represents and warrants that Peter Omundson and Mike Wilson are the persons associated with Seller that are the most knowledgeable with respect to the Property and the representations and warranties contained herein.

9.2          Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller that:

9.2.1       Organization and Authority.  Purchaser has been duly organized and is validly existing as a corporation in good standing in the State of Maryland and is qualified to do business in the state in which the Real Property is located.  Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2       Conflicts and Pending Action.  There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement.  There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.3          Survival of Representations and Warranties.  The representations and warranties set forth in this Article 9 are made as of the date of this Agreement and, except in the case of Subsection 9.1.5, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve (12) months (the “Survival Period”).  Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the knowledge of Peter Omundson and Mike Wilson, after reasonable inquiry and investigation.  No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.  Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had actual knowledge as of Closing.  The provisions of this Section 9.3 shall survive the Closing.  Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10. - Default and Remedies

10.1        Seller’s Remedies.  If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder or a permitted termination hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, Seller shall be entitled, as its sole remedy (except as provided in Sections 4.10, 8.6, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder.  Seller hereby waives all other remedies, whether at law or in equity.  Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.  Notwithstanding anything in this Section 10.1 to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would unreasonably delay or prevent Seller from having clear, indefeasible and marketable title to the Property.  In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.10, 8.6, 10.3 and 10.4 hereof.  If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation that survives the Closing of this Agreement.

10.2        Purchaser’s Remedies.  If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Purchaser to perform hereunder or a permitted termination hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, Purchaser shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover both the Earnest Money and Purchaser’s actual, third-party expenses incurred in connection with this Agreement, up to a maximum of $100,000.00, (ii) enforce specific performance, or (iii) waive said failure or breach and proceed to Closing.  Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within two (2) months following the scheduled Closing Date.  Purchaser’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof.  If, however, the equitable remedy of specific performance is not available, Purchaser may seek any other right or remedy available at law or in equity.  For purposes of this provision, specific performance shall be considered not available to Purchaser only if a court of competent jurisdiction determines conclusively that Purchaser is entitled to specific performance on the merits of its claim but said court or arbitrator is unable to enforce specific performance due to reasons beyond the control of the court or arbitrator.

10.3        Attorneys’ Fees.  In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.

10.4        Other Expenses.  If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11. - Disclaimers, Release and Indemnity

11.1        Disclaimers By Seller.  Except as expressly set forth in this Agreement and any document executed by Seller and delivered to Purchaser at Closing, it is understood and agreed that Seller has not at any time made and are not now making, and they specifically disclaim, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

11.2        Sale “As Is, Where Is.”  Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing.  Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, the Asset Manager of the Property, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing.  Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same.  By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement.

Purchaser’s Initials           JBG

11.3        Seller Released from Liability.  Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and, except for any representations and warranties explicitly set forth herein which shall be governed by Section 9.3 hereof, Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller and Asset Manager from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever.  Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property.

11.4        “Hazardous Materials” Defined.  For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

11.5        Survival.  The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12. - Miscellaneous

12.1        Parties Bound; Assignment.  This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto.  Purchaser may assign its rights under this Agreement upon the following conditions:  (i) the assignee of Purchaser must be an affiliate of Purchaser or an entity controlling, controlled by, or under common control with Purchaser, (ii) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, and (iii) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least five (5) days prior to Closing.

12.2        Headings.  The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3        Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4        Governing Law.  This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

12.5        Survival.  The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6        Entirety and Amendments.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property.  This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

12.7        Time.  Time is of the essence in the performance of this Agreement.

12.8        Confidentiality.  Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, except as may be required by law, before the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser.

12.9        Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3.  Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt.  Notice deposited in the mail or by overnight delivery in the manner hereinabove described shall be effective upon deposit.  Notice given in any other manner shall be effective when received by the party to be notified, as evidenced by a verified confirmation (for facsimile) or by signed delivery slip (for personal delivery).  A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.  Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.  Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.10      Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction – to the effect that any ambiguities are to be resolved against the drafting party – shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11      Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.  The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

12.12      Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, the parties may execute and exchange facsimile counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than facsimile.

12.13      No Recordation.  Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof.

12.14      Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.15      Discharge of Obligations.  The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.16      No Third Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.10 hereof.

12.17      Audit Cooperation.  Seller agrees to cooperate with Purchaser through March 31, 2004 in connection with any audit of the Property performed in connection with 8K compliance issues for the Securities and Exchange Commission, provided that such cooperation shall not require Seller to expend any funds or incur any expenses.  The provisions of this Section 12.17 shall survive Closing.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
BILTMORE FINANCIAL PLAZA I, LLC
AND
AMERIVEST PROPERTIES INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

BILTMORE FINANCIAL PLAZA I, LLC,
an Arizona limited liability company

	By:	Biltmore Financial Plaza II, LLC,
its managing member

Date executed by Seller:	By:	Richard J. Lund
	Name:	Richard J. Lund
June 9, 2003	Title:	Managing Member

PURCHASER:

AMERIVEST PROPERTIES INC.,
a Maryland corporation

Date executed by Purchaser:	By:	John B. Greenman
	Name:	John B. Greenman
June 6, 2003	Title:	Chief Investment Officer

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

FIRST AMERICAN TITLE COMPANY

Date executed by Escrow Agent:	By:	Carol Peterson
	Name:	Carol Peterson
June 9, 2003	Title:	Escrow Officer

LIST OF EXHIBITS

A	-	Legal Description of Real Property

A-1	-	Special Warranty Deed

B	-	Bill of Sale, Assignment and Assumption of Leases and Contracts

C	-	Property Information

D	-	Notice to Tenants

E	-	Tenant Estoppel Certificate

F	-	Rent Roll